Exhibit 4.2

Hexindai Inc. - Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share capital is US$50,000 divided into

500,000,000 Ordinary Shares of a par value of US$0.0001 each

THIS IS TO CERTIFY THAT

is the registered holder of

Shares in the above-named Company subject to the memorandum and articles of association thereof.

EXECUTED for and on behalf of the Company on

by:

DIRECTOR